Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 20th day of May, 2005, by and between Morning Pride Manufacturing L.L.C., a Delaware limited liability company (“Employer”), and William Grilliot (“Employee”).

THIS AGREEMENT will become effective only upon the closing of the transactions contemplated by that certain Purchase and Sale Agreement dated May 20, 2005 by and among NSP Holdings L.L.C., Norcross Safety Products L.L.C. and Safety Products Holdings, Inc.;

WHEREAS, Employer is engaged in the manufacture, sale and service of turnout gear and other ancillary firefighter protective clothing (the “Business”);

WHEREAS, Employer and Employee previously entered into an Employment Agreement dated as of July 1, 1998; and

WHEREAS, Employer and Employee now wish to revise the terms and conditions of Employee’s employment.

NOW, THEREFORE, in consideration of the premises and promises contained herein, the parties agree as follows:

1.                                      Employment.  Employer shall continue to employ Employee, and Employee shall continue in employment with Employer, as President of Employer to perform such duties and services of an executive and administrative character as shall be assigned to him from time to time by the Chief Executive Officer of Employer (the “CEO”), including managerial functions in the areas of planning, new products, marketing and production.  The initial term of this Agreement shall be for three (3) years from the date hereof and shall renew automatically for successive one-year terms unless Employer delivers to Employee written notice of its intention not to renew at least one hundred and eighty (180) days before the end of the then current term.

2.                                      Performance.  Employee agrees to devote his best efforts, energies and skills on a full time basis during normal working hours to performance of his duties hereunder (except for vacations and reasonable periods of illness or incapacity).

3.                                      Base Salary.  For all duties to be performed by Employee hereunder, Employee shall receive an annual base salary (the “Base Salary”) of One Hundred Seventy-Seven Thousand Five Hundred Dollars ($177,500), payable by Employer in equal weekly installments (prorated for any partial calendar year).  The Base Salary shall be subject to periodic adjustment, as determined by Employer’s Board of Managers, in its sole discretion.  In no event, however, shall Base Salary be decreased below Base Salary as of the date hereof.

4.                                      Bonus.  In addition to his Base Salary, Employee shall be entitled to receive an annual bonus (the “Bonus”) for each full fiscal year of his employment hereunder.  The Bonus, which shall be determined in the sole discretion of Employer shall have a target level of forty percent (40%) of Employee’s Base Salary.  The Bonus shall be based on targeted EBITDA and Working Capital or other such financial criteria as may be determined by the Board, within 30 days after the budget for Norcross Safety Products L.L.C. has been determined.  Targets for annual criteria will be subject to approval by the Board.

5.                                      Equity.   Employee shall be entitled to a grant of [non-qualified stock options] [restricted stock] under the [Norcross Safety Products L.L.C. Management Equity Program (the “Equity Program”)] on            , 2005, equal to [  ] percent of the Norcross Safety Products L.L.C.’s fully diluted equity [at an exercise price of $       per share].  The Equity shall be subject to all the terms and conditions of the Equity Program and such terms and conditions, including vesting, as set forth in the applicable award agreement.

6.                                      Vacation and Leave.  Employee shall be entitled to fifteen (15) business days annual paid vacation, which may be taken at such times as are consistent with good business practices.  Employee shall be entitled to carryover unused vacations days from one year until the end of the first quarter of the next year.  Any vacation time which is carried over but not used by the end of the following year’s second quarter shall be forfeited.

7.                                      Employee Benefits.  Employee shall be entitled to receive the employee benefits set forth on Exhibit A to this Agreement, which benefits shall be substantially similar to those received by employees of Morning Pride Manufacturing, LLC immediately prior to the execution of this Agreement.  In addition, Employer shall provide Employee with a monthly automobile allowance of $700.00 (the “Allowance”).  The Allowance shall be used to pay for all Employee’s automobile expenses (including car or lease payments, licensing, repair, maintenance, gasoline, insurance, tires and parking garage fees) in connection with Employee’s fulfillment of his duties under this Agreement.  Employer further agrees that following termination of Employee’s employment hereunder (so long as such termination is not for cause (as defined hereafter)), it shall provide Employee with the computer system (consisting of the CPU, monitor, attached (non-networked) printer and other relevant peripherals) he was using immediately prior to such termination.  Employee shall also receive all software applications and files contained on such computer other than those software applications and files related to the Business.

8.                                      New Developments; Confidentiality.

8.1.                              All of Employee’s designs, programs, methods, inventions, improvements, modifications, applications, discoveries and writings related to:  (a) the Business; (b) the subject of Employee’s work for Employer; (c) products, projects or business of Employer of which Employee had knowledge, whether acquired in the course of Employee’s work or otherwise; or (d) any business of Employer during Employee’s employment shall be herein referred to as “New Developments”.  Employee acknowledges that all such New Developments and the results of all work performed are the exclusive property of Employer and, to the extent permissible under applicable law, hereby assigns all right, title and interest in and to such New Developments to Employer.  Employee will cooperate with Employer in the procurement and defense of any patent, trademark or copyright protection in respect of any New Developments

8.2.                              Employee acknowledges that certain of the information, observations and data relating to Employer and its Affiliates, or their business, products or services, which he possesses or has obtained knowledge of or will possess or obtain knowledge of as an employee or equityholder of the Employer and/or its Affiliates is and will be the confidential and proprietary property of Employer and its Affiliates (“Confidential Information”).  Employee agrees that he shall not, directly or indirectly, use for his own purposes or use for or disclose to any third party any of such Confidential Information without the prior written consent of Employer, unless and to the extent that the aforementioned matters (i) become generally known to and available for use by the public other than as a result of Employee’s acts or failures to act, or (ii) Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose any Confidential Information (provided that in such case, Employee shall promptly inform Employer of such order, shall cooperate with Employer at Employer’s expense in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order).

For purposes of hereof, the term “Affiliate” means any an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, or other organization, whether or not incorporated, that directly or indirectly controls, is controlled by, or is under common control with Employer.

9.                                      Covenants Not to Compete or Solicit.

9.1.                              So long as Employee is employed by Employer and for a period of eighteen (18) months thereafter, Employee shall not, directly or indirectly, by or for himself or as the agent of another or through others as his agent:

(a)                                  manufacture, distribute, sell or service anywhere on the planet Earth (the “Territory”) products or processes in existence or under development, which are similar to or in competition with those of Employer;

(b)                                 own, manage, operate, be compensated by, participate in, render advice to, have any right to or interest in any other business directly or indirectly engaged in the design, production, sale or distribution of products competitive with those of Employer or affiliates of Employer anywhere in the Territory;

(c)                                  divulge, communicate, use or disclose any nonpublic information concerning Employer, its personnel, business and affairs;

(d)                                 interfere with the business relationships or disparage the good name or reputation of Employer; or

(e)                                  make any public statements or publish or participate in the publication of any accounts or stories relating to Employee’s employment with Employer or the termination thereof.

9.2.                              So long as Employee is employed by Employer and for a period of eighteen (18) months thereafter, Employee shall not (except in connection with the rendering of services hereunder), directly or indirectly, by or for himself, or as the agent of another, or through other as his agent:

(a)                                  solicit or accept any business from customers or suppliers of Employer, or request, induce or advise customers or suppliers of Employer to withdraw, curtail or cancel their business with Employer;

(b)                                 solicit for employment or employ or become employed by any past, present or future employee of Employer (other than Mary Grilliot or any of Employee’s children), or request, induce or advise any employee to leave the employ of Employer; or

(c)                                  use or disclose the names and/or addresses of any customer, supplier or employee of Employer to any person for any purposes whatsoever.

9.3.                              If Employee violates the provisions of this Section 9, Employer shall not, as a result of the time involved in obtaining relief, be deprived of the benefit of the full period of the restrictive covenant.

9.4.                              Employee agrees that, if he shall violate any of the provisions of this Section 9, Employer shall be entitled to an accounting and repayment of all profits, compensation, commission, remuneration or other benefits that Employee, directly or indirectly, may realize arising from or related to any such violation.  These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights to which Employer may be entitled

9.5.                              The parties agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not to compete described in this Section 9 are fair, reasonable and necessary, that adequate compensation has been received by Employee for such obligations, and that these obligations do not prevent Employee from earning a livelihood.  If, however, for any reason any court determines that the restrictions in this Section 9 are not reasonable, that consideration is inadequate or that Employee has been prevented from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section as will render such restrictions valid and enforceable.

10.                               Remedies.  Employee acknowledges that he has carefully read and considered the terms of this Agreement and knows them to be essential to induce Employer to enter into this Agreement and that any breach of the provisions contained herein will result in serious and irreparable injury to Employer.  Employee further acknowledges that Employer’s business interests protected hereby are substantial and legitimate.  Therefore, in the event of a breach of any such provisions, Employer shall be entitled to equitable relief against Employee by way of injunction (in addition to, but not in substitution for, any and all other relief to which Employer may be entitled at law or in equity) to restrain Employee from such breach and to compel compliance by Employee with his obligations hereunder.  Employer shall also be entitled to seek a protective order to ensure the continued confidentiality of its trade secrets and proprietary information.  Employee hereby waives any requirement of proof that such breach will cause serious or irreparable injury to Employer, or that there is an adequate remedy at law.  In any proceeding, either at law or in equity, between the parties hereto, it is hereby agreed that Employee shall not raise as a defense (i) that any information relating to the Business is not confidential, (ii) that the period of time or geographical area in which Employee is prohibited from competition is unfair, unnecessary or unreasonable, or (iii) that this Agreement is in restraint of trade.  Further, the existence of any claim or cause of action of Employee against Employer or any of its Affiliates, whether or not predicated on the terms of this Agreement, shall not constitute a defense to the enforcement of Employee’s obligations under this Agreement.  Employee shall pay or reimburse Employer for all costs and expenses, including court costs and reasonable attorneys’ fees incurred or paid by Employer in protecting or enforcing its rights and remedies hereunder.

11.                               Termination.

11.1.                        Death.  In the event of the death of Employee during the term hereof, Employee’s employment under this Agreement shall terminate as of the end of the month in which Employee dies.  In addition to any benefits under any insurance, retirement or other plan of Employer for Employee, Employer shall pay within thirty (30) days of the date of death to Employee’s legal representatives the sum of (i) any unpaid Base Salary through the date of termination, (ii) accrued and unpaid vacation pay, and (iii) any unreimbursed expenses incurred by Employee on Employer’s behalf.  Items (i) through (iii) are hereinafter referred to as the “Termination Payments”.

11.2.                        Disability.  If, during the term of this Agreement, Employee comes under such illness, physical or mental disability or other incapacity that the Board of Managers of Employer determines that he is unable to perform his duties under this Agreement for a period in excess of sixty (60) substantially consecutive days or nonconsecutive periods aggregating more than 120 days within any six-month period, exclusive of Saturdays, Sundays, holiday or days on which Employee was on vacation, Employer may terminate Employee’s employment under this Agreement by giving notice to Employee of its intention to terminate due to disability and such employment shall terminate as of the end of the month following the month in which such notice was given.  In the event of such termination, Employer shall pay the Termination Payments to Employee within thirty (30) days of such termination.

11.3.                        Termination by Employer Without Cause or Resignation by Employee with Good Reason.  Employer may terminate Employee’s employment under this Agreement without cause in accordance with Employer’s policies and procedures.  In the event of such termination without cause or resignation by Employee with Good Reason (as defined below), Employer shall, for the period of eighteen months following such termination or resignation, pay Employee the Employee’s Base Salary as of such termination date, and Employee shall be bound by Section 9 hereof.

For purposes hereof, the term “Good Reason” means Employee’s resignation as a direct result of (i) a substantial diminution of his responsibilities, duties or authorities, as compared to his responsibilities, duties and authorities prior to such diminution (which may include a requested relocation of Employee by Employer); (ii) a reduction of his perquisites, including the office facilities and support staff provided to him prior to such reduction; (iii) a relocation of the Business to an area more than fifty (50) miles from its current location; or (iv) a material breach of this Agreement by Employer, which diminution, reduction, relocation or breach is not cured within thirty (30) days after written notice by Employee to Employer.  The burden of proof as to whether any such event constitutes Good Reason for purposes of this Section 11 shall be on Employee.

11.4.                        Resignation Without Good Reason.  Employee shall have the right to terminate his employment under this Agreement at any time upon thirty (30) days’ prior written notice to Employer.  If such resignation is without Good Reason, Employer shall pay the Termination Payments to Employee within thirty (30) days of such termination.  Employee shall be bound by the covenant not to compete contained in Section 9 hereof.

11.5.                        Termination for Cause.  Notwithstanding any other provision hereof.  Employer may terminate Employee’s employment under this Agreement without prior notice at any time for cause.  The termination shall be evidenced by written notice thereof to Employee, specifying the cause for termination.  Such termination may only occur upon a determination by the Board of Managers of Employer that in its good faith and judgment, cause exists for termination of Employee’s employment.  For purposes hereof, the term “cause” shall include, without limitation, commission of a material act of dishonesty, fraud or deceit; embezzlement or misappropriation of Employer funds; conviction of a felony involving moral turpitude; habitual or willful neglect of duties; breach of any fiduciary duties to Employer or its Affiliates involving personal profit; a breach of any material representations of this Agreement or any other agreement with the Employer or its Affiliates; and a material violation of any other duty imposed by Employer’s Board of Managers or by law, to Employer, its Affiliates or any of their shareholders.  The term “cause” shall also include the failure of Employee for any reason, after receipt by Employee of written notice thereof from Employer, to correct, cease or otherwise alter any insubordination, failure to comply with instructions, or other action or omission to act that in the opinion of Employer may adversely affect its business or operations.  The burden of proof as to whether any act or omission constitutes cause for purposes of this Section 11.5 shall be on Employer.  In the event of such termination, Employer shall pay the Termination Payments to Employee within thirty (30) days of such termination. Employee shall be bound by the covenant not to compete contained in Section 9 hereof.

11.6.                        Effect of Termination.  Upon a termination of employment under this Agreement, all obligations of Employer and rights of Employee under this Agreement shall cease, except as otherwise provided herein.  Notwithstanding anything to the contrary contained herein, the provisions of Sections 8 through 10 shall survive any termination of employment under this Agreement and shall remain in full force and effect.

12.                               Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The arbitration shall be conducted in Dayton, Ohio, and the decision of the arbitrator(s) shall be conclusive and binding upon the parties hereto.  Employer shall pay on a current basis all legal expenses (including reasonable attorneys’ fees) incurred by Employee in connection with such arbitration and the entering and enforcement of such award.

13.                               Notice.  All notices, requests, consents, demands and other communications hereunder must be in writing and shall be personally delivered, sent by overnight carrier (such as Express Mail, Federal Express, etc.) with a delivery receipt obtained or sent by facsimile transmission with confirming copy sent by overnight carrier and a delivery receipt obtained and addressed to the intended recipient as follows:

To Employee:

William Grilliot

6577 Rangeline Road

West Milton, Ohio 45383

With a copy to:

Schottenstein, Zox & Dunn

41 South High Street, Suite 2600

Columbus, Ohio 43215

Fax:  (614) 462-2700

Attn:  John C. McDonald and Robert R. Ouellette

To Employer:

Morning Pride Manufacturing L.L.C.

1136 Second Street

P.O. Box 7208

Rock Island, Illinois 61204-7208

Facsimile:  (309) 786-6923

or at such other address as either party may provide to the other in writing for the stated purpose of receiving notices.  Notice given as aforesaid shall be sufficient service thereof and shall be deemed given upon receipt or refusal of delivery.

14.                               Successors and Assigns.  If Employer shall at any time be merged or consolidated into or with any other corporation, or if substantially all of the assets of the company are transferred to another corporation or party, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity or successors resulting from such merger or consolidation or to which such assets shall be transferred; and this provision shall apply in such event

14.1.                        To the extent applicable, this Agreement shall be binding on and inure to the benefit of the successors and assigns, devises, heirs, next of kin, executors and administrators of Employee

14.2.                        Except as provided in this Section, neither party hereto may transfer or assign its rights or interests under this Agreement without the other party’s prior written consent.

15.                               Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois.

16.                               Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

17.                               Entire Agreement.  This Agreement contains the entire agreement of the parties in regard to the subject matter hereof supersedes all prior discussions, agreements and understandings of every kind between the parties and may be changed only by a written document signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.  The waiver of any breach of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given and shall not operate or be construed as a waiver of any subsequent breach hereof.

18.                               Severability.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, or otherwise determined to be unenforceable, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19.                               Attorneys’ Fees.  Each party shall be responsible for paying its own attorneys’ fees in respect of the preparation and negotiation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

EMPLOYEE:	EMPLOYER:
Morning Pride Manufacturing L.L.C.

/s/ William Grilliot	/s/ Robert A. Peterson
William Grilliot	Robert A. Peterson
Title: Chief Executive Officer

Exhibit A

Employee Benefits

1.                                       Normal Morning Pride Manufacturing, L.L.C. benefits as defined in the Company Rules & Regulations.

2.                                       Phoenix Home Life Policies on Employee.

3.                                       University of Dayton Ticket and Seating Program.